Exhibit 10.14

PANDION THERAPEUTICS, INC.

C/O LABCENTRAL

610 MAIN STREET

CAMBRIDGE, MA 02139

July 1, 2019

Dear Vikas:

On behalf of Pandion Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1. You will be employed to serve on a full-time basis as Senior Vice President, Business Development, reporting to the Company’s Chief Executive Officer, effective August 1, 2019 (the “Start Date”), and you will be based at the Company’s offices in Cambridge, Massachusetts. In addition to performing duties and responsibilities associated with the position above, from time-to-time the Company may assign you other duties and responsibilities consistent with such position.

2. Your base salary will be at the annualized rate of $270,000, paid in semi-monthly installments, subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. This position is exempt, so you will not be eligible for overtime pay.

3. You will be eligible to participate in the Company’s discretionary annual retention and performance bonus program, subject to its terms and conditions and in the sole and absolute discretion of the Company. The bonus is based upon the Company’s assessment of your performance, as well as business conditions at the Company. Your target bonus will be 30% of your annualized base salary for the applicable year. Your 2019 bonus would be prorated based on the part of the year you were employed. You must be employed by the Company at the time any bonus is paid to earn any part of a bonus.

4. As a regular, full time employee, you will be eligible to participate in the employee benefit program that the Company offers to its employees in comparable positions, which currently include Medical, Dental, Life, Disability, Vision, paid Holidays, paid sick time, commuter benefits and a 401(k) retirement savings plan, subject to plan terms and generally applicable Company policies, as amended from time to time. You will also be entitled to twenty five days of paid vacation each year, prorated if you work a fraction of a given year, pursuant to the Company’s applicable policies as may exist and be amended from time to time. Descriptions of the Company’s benefits will be available upon request. The Company retains the right to amend, modify, or cancel any benefits program in its sole and absolute discretion. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

5. The Company will reimburse your reasonable out-of-pocket travel expenses and other expenses related to your work based on the Company’s expense reimbursement policy, as may be amended from time to time.

6. In connection with the commencement of your employment, and subject to the approval of the Board of Directors of the Company, you will be granted Incentive Shares (the “Incentive Shares”) equivalent to .7% of the fully diluted shares of the Company (based on (i) the outstanding Common Shares of the Company, (ii) the total number of Incentive Shares that the Company is authorized to issue, and (iii) the total number of outstanding Series A Preferred Shares, on an as-converted to Common Shares basis), such issuance subject to the terms and conditions approved by the Board. The Incentive Shares shall be subject to all terms, vesting schedules and other provisions set forth in a Restricted Incentive Share Agreement to be entered into between you and the Company.

7. You may be eligible to receive such future Incentive Shares as the Board of Directors of the Company shall deem appropriate.

8. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of employment.

9. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and any officer of the Company, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

12. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

13. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

14. This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the letter in the space provided below and return it to Alan Crane (acrane@polarispartners.com).

Very Truly Yours,

PANDION THERAPEUTICS, INC.

By:	/s/ Alan Crane
ALAN CRANE, CHAIRMAN OF THE BOARD
Pandion Therapeutics

The foregoing correctly sets forth the terms of my employment by Pandion Therapeutics, Inc. I am not relying on any representations other than those set forth above.

Date: 07/02/2019	By:	/s/ Vikas Goyal
VIKAS GOYAL